Exhibit 2.1

SHARE EXCHANGE AGREEMENT

Share Exchange Agreement (this "Agreement") is made this 26th day of June 2007, by and between Patriot Investment Corporation, a Nevada corporation (“Patriot”); Bradley Shepherd, the President and majority shareholder of Patriot (“Shepherd”); Everwin Development Ltd., a corporation organized under the laws of British Virgin Islands (“Everwin”); Harbin Senrun Forestry Development Co., Ltd., a corporation organized under the laws of the People’s Republic Of China (“Harbin Senrun”); Jin Yuan Global Limited, a corporation organized under the laws of the Hong Kong SAR of the People’s Republic Of China (“Hong Kong Jin Yuan”); and the Jin Yuan Global Limited Trust, a Hong Kong trust created pursuant to a trust and Indemnity Agreement dated March 10, 2007 (the “Jin Yuan Global Limited Trust”)(Everwin, Hong Kong Jin Yuan and the Jin Yuan Global Limited Trust being hereinafter referred to as the “Senrun Shareholders”); all of whom execute and deliver this agreement, based on the following:

Recitals

WHEREAS, Everwin owns 100% of the share capital of Hong Kong Jin Yuan and Hong Kong Jin Yuan is the beneficial owner of 100% of the share capital of Harbin SenRun.

WHEREAS, Everwin wishes to exchange all of such share capital of Hong Kong Jin Yuan together with the sum of $610,000 in cash (the “Cash Consideration”) for 10,000,000 restricted shares of Series A Convertible Preferred Stock, $.001 par value, of Patriot having the terms and conditions set forth in Exhibit A hereto (the “Patriot Preferred Stock”) in a transaction intended to qualify as a tax free transaction pursuant to section 351 of the Internal Revenue Code of 1986, as amended.

WHEREAS, Patriot wishes to acquire one hundred percent (100%) of the issued and outstanding share capital of Hong Kong Jin Yuan and the Cash Consideration from Everwin.

WHEREAS, in furtherance thereof, the respective Boards of Directors of Patriot and the SenRun Shareholders have approved the exchange, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which on the closing date one hundred percent (100%) of the issued and outstanding share capital of Hong Kong Jin Yuan (the “Hong Kong Jin Yuan Share Capital”) and the Cash Consideration will be exchanged by Everwin in the aggregate for 10,000,000 shares of the Patriot Preferred Stock, which shall represent approximately 95.1% of the voting power of Patriot following consummation of the transactions contemplated hereby.

WHEREAS, neither party is seeking tax counsel or legal or accounting opinions on whether the transaction qualifies for tax free treatment.

Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
EXCHANGE OF SHARE CAPITAL AND CASH CONSIDERATION FOR PATRIOT
PREFERRED STOCK, SPECIAL CASH DIVIDEND, ETC.

1.01 Exchange of Share Capital and Cash Consideration for Patriot Preferred Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.05 hereof), Everwin shall assign, transfer, and deliver to Patriot, free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, the Hong Kong Jin Yuan Share Capital and the Cash Consideration, and Patriot agrees to acquire such share capital and receive the Cash Consideration on such date by issuing and delivering in exchange therefore to Everwin the Patriot Preferred Stock.

1.02 Delivery of Hong Kong Jin Yuan Share Capital by Everwin. The transfer of the Hong Kong Jin Yuan Share Capital by Everwin shall be effected by the delivery to Patriot at the Closing (as se6t forth in Section 1.09 hereof) of an endorsement of the share capital in the name of Patriot followed by registration of the same in the name of Patriot with the appropriate government ministry of China.

1.03 Delivery of the Cash Consideration by Everwin. The transfer of the Cash Consideration by Everwin shall be effected by a wire transfer at Closing from the account of the Escrow Agent for Everwin to Patriot.

1.04 Schedule of Patriot Liabilities.  Attached hereto as Schedule 1.04 is a list of all liabilities and obligations of Patriot existing as of the Closing Date (the “Patriot Liabilities”), which Patriot Liabilities shall not exceed $58,310.  All the Patriot Liabilities shall be paid and satisfied on the Closing Date.

1.05 Special Cash Distribution.  On the Closing Date, Patriot shall declare a special cash distribution to the shareholders of record of Patriot’s common stock on July 6, 2007 (eleven days following the Closing Date) in the aggregate amount not to exceed $576,690, or $0.01227 per share for each of the 47,000,000 shares of common stock to be outstanding on the record date for such distribution (the “Special Cash Distribution”); provided, that in no event shall the aggregate amount of such special cash distribution exceed the amount permitted by the Nevada Revised Statutes.  The Special Cash Distribution shall be payable on July 16, 2007.  Everwin expressly acknowledges that it will not be entitled to participate in such distribution and waives any right thereto.  Everwin also expressly acknowledges that substantially the entire amount of the Cash Consideration will be used to pay the special cash distribution and the Company Liabilities, which will have the effect of materially reducing the book value of Patriot immediately following Closing.

1.06. 10b-17 Notice.  On the Closing Date, Patriot shall file or cause to be filed a notice pursuant to Rule 10b-17 with NASDAQ with regard to the Special Cash Distribution.

1.07.            Exchange of Patriot Restricted Stock.  Immediately following the payment date for the Special Distribution, 44,751,500 restricted shares of Patriot Common Stock owned by Shepherd and 100,000 restricted shares owned by Todd Gee prior to the Closing Date shall be exchanged for a total of 321,500 restricted shares of Patriot common stock representing ownership of Patriot after giving effect to the transactions contemplated by this Agreement, of which 221,500 shares shall be issued to Shepherd and 100,000 shares shall be issued to Todd Gee. At Closing, Shepherd and Gee shall deliver stock certificates representing 44,851,500 restricted shares of Patriot common stock owned by them to Patriot’s transfer agent with irrevocable instructions to cancel such certificates on the business day following the payment date for the Special Distribution and to issue Shepherd and Gee new stock certificates representing 221,500 and 100,000 restricted shares of Patriot common stock, respectively. During the period from the Closing Date through the date such exchange is effected, Shepherd agrees to vote all shares of Patriot owned by him in such manner as may be directed by Everwin.

1.08. Conversion of Patriot Preferred Stock. The Patriot Preferred Stock shall be convertible into 47,530,000 shares of Patriot common stock, and shall be entitled to 47,530,000 votes on any matter to be considered by the Patriot shareholders, all as provided in the Designation of Series A Convertible Preferred Stock attached hereto as Exhibit A.

1.09. The parties acknowledge and agree that the Escrow Deposit deposited by the SenRun Shareholders pursuant to the Deposit Escrow Agreement among Harbin SenRun, the SenRun Shareholders, Patriot, Shepherd and Mark N. Schneider, dated as of May 28, 2007, has been paid to Patriot and shall be used by Patriot to pay a portion of the Patriot Liabilities.

1.10 Operation as Wholly-Owned Subsidiary. After giving effect to the transactions contemplated hereby, Patriot will own one hundred percent (100%) of all of the share capital of Hong Kong Jin Yuan and Patriot will indirectly own one hundred percent (100%) of all the share capital of Harbin SenRun, and both Hong Kong Jin Yuan and Harbin SenRun will be wholly-owned subsidiaries of Patriot. Harbin SenRun will continue to operate under the name “Harbin SenRun Forestry Development Co., Ltd.,” a corporation organized and existing under the laws of the People’s Republic of China. After giving effect to the transactions contemplated hereby (including the exchange of shares by Shepherd and Todd Gee), Everwin will own 10,000,000 shares of Series A Preferred Stock which will represent the economic and voting equivalent of 47,530,000 shares of Patriot common stock or 95.1% of the ownership and voting power of Patriot.

1.11 Further Assurances. At the Closing and from time to time thereafter, Everwin shall execute such additional instruments and take such other action as Patriot may reasonably request in order to more effectively sell, transfer, and assign clear title and ownership in the Hong Kong Jin Yuan Share Capital to Patriot.

1.12 Closing and Parties. The Closing contemplated hereby shall take place on the date hereof at a mutually agreed upon time and place (the "Closing Date”). The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

1.13 Closing Events.

(a)	Patriot Deliveries. Patriot shall deliver to Everwin at Closing all the following:

(i)
A certificate of good standing from the Secretary of the State of  Nevada, issued as of a date within ten days prior to the Closing Date, certifying that Patriot is in good standing as a corporation in the State of Nevada;

(ii)	A copy of the Designation of Series A Convertible Preferred Stock as filed with the Nevada Secretary of State;
(iii)
Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Patriot executing this Agreement and any other document delivered pursuant hereto on behalf of Patriot;

(iv)
Copies of the resolutions/consents of Patriot’s board of directors authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Patriot as of the Closing Date;

(v)	Stock certificates for 10,000,000 restricted shares of Patriot Preferred Stock issued in the name of Everwin; and
(vi)
In addition to the above deliveries, Patriot shall take all steps and actions as Everwin may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(b)	Everwin Deliveries. Everwin shall deliver to Patriot at Closing all the following:

(i)
Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Everwin executing this Agreement and any other documents delivered pursuant hereto on behalf of Everwin;

(ii)
Copies of resolutions/consents of the board of directors of Everwin and each of the SenRun Shareholders authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of such persons, as appropriate, as of the Closing Date;

(iii)	The Share Capital of Hong Kong Jin Yuan, duly endorsed in favor of Patriot.
(iv)	A wire transfer for the Cash Consideration in the amount of $610,000.
(v)	The opinions of legal counsel described in Sections 4.11 and 4.12 hereof.
(vi)
In addition to the above deliveries, Everwin and/or the SenRun Shareholders shall take all steps and actions as Patriot may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(c)
Other Deliveries. Patriot shall deliver to Interwest Stock Transfer, Inc., as the paying agent for the Special Cash Distribution, immediately available funds in the amount of $576,690, together with an executed copy of a paying agent agreement and irrevocable instructions instructing the paying agent to pay the Special Cash Distribution on the payment date to the shareholders of record of Patriot common stock on the record date for the Special Cash Distribution.

1.14 Director and Officer Resignations. Patriot shall take the actions required by Regulation 14f-1 promulgated under the Securities Exchange Act of 1934, as amended, with respect to the change in the Company’s management described herein. At Closing, the officers of Patriot shall tender their resignations to the Board of Directors, and Chunmam Zhang and Degong Han, persons designated by Everwin shall be appointed as the new officers of Patriot.  At Closing, Todd Gee shall resign from his position as a director of Patriot and Chunman Zhang shall be appointed as a director of Patriot to fill the vacancy created thereby. At Closing, Bradley Shepherd shall tender his resignation from his position as a director of Patriot effective upon the expiration of the waiting period required by Regulation 14f-1 and, at such time, Degong Han and Kunlun Wang shall be appointed as directors of Patriot as provided in the 14F-1 Information Statement.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF PATRIOT, ETC.

As an inducement to, and to obtain the reliance of the SenRun Shareholders, Patriot and Shepherd, jointly and severally, represent and warrant as follows:

2.01           Organization.
Patriot is, and will be at Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Patriot’s Articles of Incorporation or Bylaws, or other agreement to which it is a party or by which it is bound.

2.02           Approval of Agreement; Enforceability.
Patriot has full power, authority, and legal right and has taken, or will take, all action required by law, its Articles of Incorporation, Bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Patriot has authorized and approved the execution, delivery, and performance of this Agreement. This Agreement, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Patriot and Shepherd in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. The Patriot shareholders will not have dissenter’s rights with respect to any of the transactions contemplated herein.

2.03           Capitalization.
The authorized capitalization of Patriot consists of 50,000,000 shares of common stock, $0.001 par value, of which 47,000,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value, which have been designated as Series A Convertible Preferred Stock, none of which are issued and outstanding. There are, and at the Closing, there will be no outstanding subscriptions, options, warrants, convertible securities, calls, rights, commitments or agreements to which Patriot is a party calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of Patriot or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock of Patriot(except for the Patriot Preferred Stock). All of the outstanding shares of Patriot are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends due, to be paid or in arrears with respect to any of the capital stock of Patriot.

2.04           Financial Statements.
(i)
Patriot has previously delivered to Harbin SenRun (a) an audited balance sheet of Patriot as of December 31, 2006, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended December 31, 2006, including the notes thereto and the accompanying auditor’s report to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated, and (b) an unaudited balance sheet of Patriot as of March 31, 2007, and the related statements of operations, [stockholders equity] (deficit), and cash flows for the fiscal quarter ended March 31, 2007, including the notes thereto (collectively, the “Patriot Financial Statements”).

(ii)
The Patriot Financial Statements delivered pursuant to Section 2.04(i) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The Patriot Financial Statements present fairly, in all material respects, as of the Closing Date, the financial position of Patriot. Patriot will not have, as of the Closing, any liabilities, obligations or claims against it (absolute or contingent), and all assets reflected on such financial statements present fairly the assets of Patriot in accordance with generally accepted accounting principles.

(iii)
Patriot has filed or will file as of the Closing Date its tax returns required to be filed for its two most recent fiscal years and will pay all taxes due thereon. All such returns and reports are accurate and correct in all material respects. Patriot has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the closing date and all such dates and years and periods prior thereto and for which Patriot may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to the best knowledge of Patriot, no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. To the best knowledge of Patriot, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. Patriot has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on Patriot, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or material assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Patriot.

2.05           Information.
The information concerning Patriot set forth in this Agreement is complete and accurate in all respects and does not contain any untrue statement of a fact or omit to state a fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

2.06           Absence of Certain Changes or Events.
Except as set forth in this Agreement, since the date of the most recent Patriot balance sheet described in Section 2.04 and included in the information referred to in Section 2.05:

(a)
There has not been: (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of Patriot; or (ii) any damage, destruction, or loss to Patriot (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or conditions of Patriot;

(b)
Patriot has not: (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Patriot; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)
Patriot has not: (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business and loans from its officers for the purpose of paying costs of operation; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Patriot balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Patriot; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)
To the best knowledge of Patriot, it has not become subject to any law, order, investigation, inquiry, grievance or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Patriot.

2.07           Litigation and Proceedings.
There are no material actions, suits, claims, or administrative or other proceedings pending, asserted or unasserted, or the best knowledge of Patriot, threatened, by or against Patriot or adversely affecting Patriot or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Patriot is not in default of any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.08           Compliance With Laws; Government Authorization.
(a)
Patriot has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, including federal and state securities laws. To the best knowledge of Patriot, it is not under investigation by any federal, state, county or local authorities, including the Commission. Patriot has not received notification from any federal, state, county, or local authorities, including the Commission, that it or any of its officers or directors will be the subject of a legal action or that the Commission’s Division of Enforcement will be recommending to the Commission that a Federal District Court or Commission administrative action or any other action be filed or taken against Patriot and its officers, directors and beneficial owners. To the best knowledge of Patriot, none of its officers, directors or principal shareholders is under any investigation of the type described above.

(b)
Patriot has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Patriot of this Agreement and the consummation by Patriot of the transactions contemplated hereby.

2.09           Securities and Exchange Commission Compliance of Patriot. Except as set forth in the Schedules, Patriot has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and has complied in all material respects with Rule 14(a) and 14(c) of the Exchange Act, and with Sections 13 and 15(d) of the Exchange Act, and to the best knowledge of Patriot, its management and beneficial owners have complied in all respects with Sections 13(d) and 16(a) of the Exchange Act.

2.10           Contract Defaults.
Patriot is not in default under the terms of any outstanding contract, agreement, lease, or other commitment, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any respect under any such contract, agreement, lease, or other commitment.

2.11           No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Patriot is a party or to which any of its properties or operations are subject.

2.12           Subsidiary.
Patriot does not own any equity securities in any other entity. Patriot does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

2.13           Patriot Documents.
Patriot has delivered to Harbin SenRun copies of the following documents, which are collectively referred to as the "Patriot Documents" and which consist of the following dated as of the date of execution of this Agreement, all certified by a duly authorized officer of Patriot as complete, true, and accurate:

(a)	A copy of the Articles of Incorporation and Bylaws of Patriot in effect as of the date of this Agreement;

(b)	A copy of resolutions adopted by the board of directors of Patriot approving this Agreement and the transactions herein contemplated;

(c)
A document setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Patriot since the most recent Patriot balance sheet required to be provided pursuant to Section 2.04 hereof, updated to the Closing Date;

2.14           Quotation on the OTC Bulletin Board. Patriot’s Common Stock is quoted on the OTC Bulletin Board under the symbol “PTRT” without any warning or limitation by the NASD or the OTCBB such as the addition of an “E” to the trading symbol, and Patriot has not received any notice or information from the NASD or the OTCBB with respect to the future imposition of any such warning or limitation.

2.15           Delivery of Shareholder List. Patriot has delivered to the SenRun Shareholders a certified shareholder list from its transfer agent setting forth the name of each Patriot shareholder, the number of shares held by each, dated as of a date within fifteen days of closing and whether such shares held are restricted securities. In connection therewith, Patriot represents that to the best of its knowledge, none of its shareholders are nominees for any other person.

2.16	Liabilities, Indebtedness, etc.
As of the Closing Date, Patriot shall not have any liabilities or indebtedness as such terms are defined by Generally Accepted Accounting Principles.

2.17	Patriot’s Schedule 14F-1 Filing.
As soon as practicable following the Closing Date, Patriot shall cause an Information Statement on Schedule 14F-1 with respect to the changes to Patriot’s board of directors provided herein to be filed with the Commission and mailed to its shareholders of record.

2.18           Patriot’s Rule 10b-17 Compliance.
On the Closing Date, Patriot shall file a Rule 10b-17 Notice under the Securities Exchange Act of 1934, as amended, setting a timely notice of the record date for the Special Cash Distribution, and such notice shall comply in all material terms with the requirements of said Rule.

ARTICLE III
REPRESENTATIONS, COVENANTS, WARRANTIES OF HARBIN SENRUN AND THE SENRUN SHAREHOLDERS

As an inducement to, and to obtain the reliance of Patriot, Harbin SenRun and the SenRun Shareholders, jointly and severally, represent and warrant as follows:

3.01           Organization.
Harbin SenRun and each of the SenRun Shareholders is, and will be on the Closing Date, a corporation duly organized and validly existing under the laws of the country or province of its incorporation, and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the respective business, operations, properties, assets or condition of Harbin SenRun or any of the SenRun Shareholders. Harbin SenRun and each of the SenRun Shareholders has full right, power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Harbin SenRun’s or the SenRun Shareholders’ constituent documents, or other material agreement to which they are parties or by which they are bound, nor will they violate any laws, rules or policies of the governments of the People’s Republic of China, the Hong Kong SAR of the People’s Republic of China or the British Virgin Islands, specifically including laws and regulations pertaining to securities and foreign investment.

3.02           Approval of Agreement; Enforceability.
Harbin SenRun and each of the SenRun Shareholders has full power, authority, and legal right and has taken, or will take, all action required by law, its constituent documents, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The boards of directors of Harbin SenRun and each of the SenRun Shareholders, and the shareholders of Everwin, have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.  This Agreement, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Harbin SenRun and the SenRun Shareholders in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.03           Capitalization.
The issued and outstanding share capital of Harbin SenRun consists of 4,400,000 RMB as of March 31, 2007. Such share capital is validly issued, fully paid, and nonassessable, represents one hundred percent (100%) of the ownership of Harbin SenRun and Hong Kong Yin Juan is the sole owner thereof. The issued and outstanding share capital of Hong Kong Yin Juan consists of one share ($1HKD) as of April 30, 2007. Such share capital is validly issued, fully paid, and nonassessable, represents one hundred percent (100%) of the ownership of Hong Kong Yin Juan, and Everwin is the sole owner thereof.

3.04           Financial Statements.
(a)
Hong Kong Jin Yuan was formed during 2007 and did not exist on December 31, 2006. Everwin has previously delivered to Patriot (a) a copy of the audited consolidated balance sheet of Harbin SenRun as of December 31, 2006 and the related audited consolidated statements of operations, cash flows, and share capital for the years ended December 31, 2005 and 2006, and for the period from August 2, 2004 (inception) to December 31, 2006, including the notes thereto to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated and (b) a copy of the unaudited consolidated balance sheet of Hong Kong Jin Yuan and Harbin SenRun as of March 31, 2007 and the related unaudited consolidated statements of operations, cash flows and share capital for Hong Kong Jin Yuan and Harbin SenRun for the fiscal quarter ended March 31, 2007, including the notes thereto (collectively, the “Unaudited Hong Kong Jin Yuan Financial Statements and Audited Harbin SenRun Financial Statements”).

(b)
The Unaudited Consolidated Hong Kong Jin Yuan Financial Statements and Audited Consolidated Harbin SenRun Financial Statements delivered pursuant to Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied in the United States, throughout the periods involved. The Unaudited Hong Kong Jin Yuan Financial Statements and Audited Harbin SenRun Financial Statements present fairly, as of their respective dates, the financial position of Hong Kong Jin Yuan and Harbin SenRun. Hong Kong Jin Yuan and Harbin SenRun did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements of Hong Kong Jin Yuan or Harbin SenRun or the notes thereto prepared in accordance with generally accepted accounting principles in the United States, and all assets reflected therein present fairly the assets of Hong Kong Jin Yuan and Harbin SenRun, in accordance with generally accepted accounting principles in the United States. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Hong Kong Jin Yuan and Harbin SenRun as of their respective dates and for the respective periods covered thereby.

3.05           Outstanding Warrants and Options.
Neither Hong Kong Yin Juan nor Harbin SenRun has any issued warrants or options, calls, or commitments of any nature relating to the Hong Kong Yin Juan or Harbin SenRun Share Capital, respectively.

3.06           Information.
The information concerning Harbin SenRun and the SenRun Shareholders set forth in this Agreement and delivered to Patriot in connection herewith is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

3.07           Absence of Certain Changes or Events.
Except as set forth in this Agreement, since the date of the most recent consolidated Hong Kong Jin Yuan balance sheet described in Section 3.04 and included in the information referred to in Section 3.06:

(a)
There has not been: (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Hong Kong Jin Yuan or Harbin SenRun; or (ii) any damage, destruction, or loss to Hong Kong Jin Yuan or Harbin SenRun materially and adversely affecting the respective business, operations, properties, assets, or conditions of Hong Kong Jin Yuan and Harbin SenRun;

(b)
Neither Hong Kong Jin Yuan or Harbin SenRun has: (i) amended its constituent documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to holders of share capital or purchased or redeemed, or agreed to purchase or redeem, any of its share capital; (iii) waived any rights of value which in the aggregate are material considering the respective businesses of Hong Kong Jin Yuan and Harbin SenRun; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their respective officers, directors, or employees;

(c)
Neither Hong Kong Yin Juan or Harbin SenRun has: (i) granted or agreed to grant any options, warrants, or other rights for its share capital, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Harbin SenRun balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the respective businesses of Hong Kong Jin Yuan and Harbin SenRun; or (vi) issued, delivered, or agreed to issue or deliver any share capital, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)
To the best knowledge of Hong Kong Jin Juan and Harbin SenRun, neither of such persons has become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, their respective businesses, operations, properties, assets, or condition.

3.08           Litigation and Proceedings.
There are no material actions, suits, or proceedings pending or, to the knowledge of Harbin SenRun or the SenRun Shareholders, threatened by or against Harbin SenRun or the SenRun Shareholders or adversely affecting Harbin SenRun or the SenRun Shareholders, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Harbin SenRun and the SenRun Shareholders do not have any knowledge of any default on their parts with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.09           Material Contract Defaults.
Neither Hong Kong Jin Yuan nor Harbin SenRun is in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Hong Kong Jin Yuan or Harbin SenRun, respectively, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Hong Kong Jin Juan or Harbin SenRun, as applicable, has not taken adequate steps to prevent such a default from occurring.

3.10           No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement, or instrument to which Harbin SenRun or any of the SenRun Shareholders is party or to which any of their respective properties or operations are subject.

3.11           Governmental Authorizations.
Harbin SenRun and each of the SenRun Shareholders has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects as conducted on the date of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Harbin SenRun and the SenRun Shareholders of this Agreement and the consummation by Harbin SenRun and the SenRun Shareholders of the transactions contemplated hereby.

3.12           Compliance With Laws and Regulations.
Harbin SenRun and each of the SenRun Shareholders has complied with all applicable statutes and regulations of any governmental entity or agency thereof having jurisdiction over them, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of such persons. The consummation of this transaction will comply with all applicable laws, rules and policies of the government of the People’s Republic of China, the Hong Kong SAR of the People’s Republic of China, and the British Virgin Islands, specifically including those pertaining to securities and foreign investment.

3.14           Subsidiaries.
Hong Kong Yin Juan does not own beneficially or of record equity securities in any subsidiary except Harbin SenRun.

3.15 Ownership of the share capital of Hong Kong Jin Yuan.
Everwin owns 100% of the share capital of Hong Kong Jin Yuan free and clear of any liens or encumbrances of any kind or nature. At the Closing, Everwin will deliver good and marketable title to 100% of the Hong Kong Jin Yuan share capital to Patriot.

3.16 Ownership of the share capital of Harbin SenRun.
Hong Kong Jin Yuan is the beneficial owner of 100% of the share capital of Harbin SenRun free and clear of any liens or encumbrances of any kind or nature. At the Closing, Patriot will acquire from Everwin good and marketable title to an indirect 100% ownership interest in the share capital of Harbin SenRun.

3.17           Harbin SenRun Documents.
Harbin SenRun and the SenRun Shareholders have delivered to Patriot the following documents, which are collectively referred to as the "Harbin SenRun Documents" and which consist of the following dated as of the date of execution of this Agreement, all certified by the Chief Executive Officer of Harbin SenRun as complete, true, and accurate:

(a)	A copy of all of Harbin SenRun’s and the SenRun Shareholders’ constituent documents and all amendments thereto in effect as of the date of this Agreement;

(b)	Copies of resolutions adopted by the board of directors of Harbin SenRun and each of the SenRun Shareholders approving this Agreement and the transactions herein contemplated;

(c)
A document setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Harbin SenRun or the SenRun Shareholders since the most recent consolidated Hong Kong Jin Yuan balance sheet required to be provided pursuant to Section 3.04 hereof;

ARTICLE IV
SPECIAL COVENANTS

4.01           Access to Properties and Records.
Until the Closing Date, Harbin SenRun, the SenRun Shareholders and Patriot will afford to the other parties officers and authorized representatives and attorneys full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Harbin SenRun, the SenRun Shareholders or Patriot, as applicable, and will furnish the other parties with such additional financial and other information as to the business and properties of Harbin SenRun, the SenRun Shareholders or Patriot as each party shall from time to time reasonably request.

4.02           Indemnification by Harbin SenRun and the SenRun Shareholders.
(a)
Harbin SenRun and the SenRun Shareholders, jointly and severally, agree to indemnify and hold harmless Patriot, and its directors and officers, and each person, if any, who controls Patriot within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties of Harbin SenRun or the SenRun Shareholders set forth herein; or (ii) the breach of any covenant or agreement of Harbin SenRun or the SenRun Shareholders set forth herein. The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

4.03           Indemnification by Patriot and Shepherd.
(a)
Patriot and Shepherd, jointly and severally, agree to indemnify and hold harmless Everwin and its directors and officers, and each person, if any, who controls Everwin within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon:  (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties of Patriot or Shepherd set forth herein; or (ii) the breach of any covenant or agreement of Patriot or Shepherd set forth herein. The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

4.05           The Issuance of Patriot Preferred Stock.
Patriot and Everwin understand and agree that the consummation of this Agreement, including the issuance of the Patriot Preferred Stock to Everwin as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Patriot and Everwin agree that such transactions shall be consummated in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), including the exemption provided by Regulation S. Such exemption is based on the following representations, warranties and covenants made by the Everwin.

(a) Regulation S Representations, Warranties and Covenants. Everwin represents and warrants to, and covenants with, Patriot as follows with respect to the Patriot Preferred Stock and the common stock into which it is convertible:

(1)
Everwin is not a U.S. person as defined in Regulation S and is not acquiring the shares of Patriot Preferred Stock or the common stock into which it is convertible for the account or for the benefit of any U.S. person.

(2)
Everwin agrees to resell the Patriot Preferred Stock and the common stock into which it is convertible only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

(3)	Everwin agrees not to engage in hedging transactions with regard to the shares of Patriot Preferred Stock or the common stock into which it is convertible unless in compliance with the Act.
(4)
Everwin consents to the certificates for the shares of Patriot Preferred Stock and the common stock into which it is convertible containing a legend to the effect that transfer is prohibited except pursuant to registration under the Act, or pursuant to an available exemption from registration, and that hedging transactions involving the shares of common stock may not be conducted unless in compliance with the Act.

(5)
Everwin acknowledges that Patriot has agreed to refuse to register any transfer of the shares of Patriot Preferred Stock and the common stock into which it is convertible not made pursuant to registration under the Act, or pursuant to an available exemption from registration.

(b) In connection with the transactions contemplated by this Agreement, Everwin shall file, with its counsel, such notices, applications, reports, or other instruments as may be deemed necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the countries where the SenRun Shareholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by the Parties to be appropriate. Patriot shall cooperate with Everwin in connection with any such filings.

(c) Other Representations, Warranties and Covenants.

(1)
Each of the SenRun Shareholders has been furnished with and has carefully read the periodic reports on Forms 10-KSB, 10-QSB and 8-K filed by Patriot with the Securities and Exchange Commission during the preceding three years.  With respect to individual or partnership tax and other economic considerations involved in this investment, each of the SenRun Shareholders confirms that it is not relying on Patriot (or any agent or representative of Patriot).  Each of the SenRun Shareholders has carefully considered and has, to the extent such person believes such discussion necessary, discussed with its own legal, tax, accounting and financial advisers the suitability of an investment in the Patriot Preferred Stock for such particular tax and financial situation.

(2)
Each of the SenRun Shareholders acknowledges that Patriot is a “shell company” with no operations and no significant assets and that, as a result, the consideration for the Shares far exceeds the value of the Shares under any recognized criteria of value. Each of the SenRun Shareholders further acknowledges that it is aware of the quoted prices for Patriot’s common stock on the OTC Bulletin Board but understands there is no active trading market for such shares, quotations on the OTCBB represent inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions, and there is no liquid trading market for Patriot’s common stock. As a result, there can be no assurance that the SenRun Shareholders will be able to sell the common stock into which the Patriot Preferred stock is convertible in the future.

(3)
Each of the SenRun Shareholders has had an opportunity to inspect relevant documents relating to the organization and business of Patriot. Each of the SenRun Shareholders acknowledges that all documents, records and books pertaining to this investment which such SenRun Shareholder has requested have been made available for inspection by such SenRun Shareholder and their respective attorney, accountant or other adviser(s).

(4)
Each of the SenRun Shareholders and/or its respective advisor(s) has/have had a reasonable opportunity to ask questions of, and receive answers and request additional relevant information from, the officers of Patriot concerning the transactions contemplated by this Agreement.

(5)
Each of the SenRun Shareholders confirms that it is not acquiring the Patriot Preferred Stock and/or the common stock into which it is convertible as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

(6)
Each of the SenRun Shareholders, by reason of such person’s business or financial experience, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

(7)
Except as set forth in this Agreement, each of the SenRun Shareholders represents that no representations or warranties have been made to it by Patriot, any officer director, agent, employee, or affiliate of Patriot, and such SenRun Shareholder has not relied on any oral representation by Patriot or by any of its officers, directors or agents in connection with its decision to acquire the Patriot Preferred Stock and/or the common stock into which it is convertible hereunder.

(8)
Each of the SenRun Shareholders represents that neither it nor any of its directors, officers, managers, members, trustees or affiliates is subject to any of the events described in Section 262(b) of Regulation A promulgated under the Act.

(9)
Each of the SenRun Shareholders has adequate means of providing for its current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Patriot Preferred Stock and/or the common stock into which it is convertible for an indefinite period of time, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.

(10)
Each of the SenRun Shareholders has such knowledge and experience in financial, tax and business matters so as to enable such Purchaser to use the information made available to it in connection with the transaction to evaluate the merits and risks of an investment in the Patriot Preferred Stock and/or the common stock into which it is convertible and to make an informed investment decision with respect thereto.

(11)
Each of the SenRun Shareholders understands that the Patriot Preferred Stock and/or the common stock into which it is convertible are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law and they are acquiring the same as principal for their own account for investment purposes and not for distribution. Each of the SenRun Shareholders acknowledges that the Patriot Preferred Stock and/or the common stock into which it is convertible have not been registered under the Act or under any the securities act of any state or country. Each of the SenRun Shareholders understands further that in absence of an effective registration statement, the Patriot Preferred Stock and the common stock into which it is convertible can only be sold pursuant to some exemption from registration.

(12)
Each of the SenRun Shareholders recognizes that investment in the Patriot Preferred Stock and/or the common stock into which it is convertible involves substantial risks. Each of the SenRun Shareholders acknowledges that it has reviewed the risk factors identified in the periodic reports filed by Patriot with the Securities and Exchange Commission. Each of the SenRun Shareholders further confirms that it is aware that no federal or state agencies have passed upon this transaction or made any finding or determination as to the fairness of this investment.

(13)
Each of the SenRun Shareholders acknowledges that each stock certificate representing the Patriot Preferred Stock and the common stock into which it is convertible shall contain a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) PURSUANT TO AN EXEMPTION FROM REGISTRATION AFFORDED BY REGULATION S AND HAVE NOT BEEN  REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE PURCHASER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION.  THE HOLDER AGREES TO REFRAIN FROM HEDGING TRANSACTIONS PURSUANT TO THE REQUIREMENTS OF REGULATION S.

4.06           Securities Filings.
Everwin, as the controlling shareholder of Patriot following Closing, shall cause Patriot to timely prepare and file all Securities Act and Exchange Act filings that may result from or be required in connection with the transactions contemplated in this Agreement, including the so-called “Super 8-K” pursuant to Item 2.01(f) of Form 8-K within four business days of Closing, which shall contain disclosures about Harbin SenRun of the type required by Form 10-SB.

4.07           Sales of Securities under Rule 144, If Applicable.
(a) Patriot will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Act.

(b) If any certificate representing any such restricted stock is presented to Patriot’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Patriot and its counsel that such transfer has complied with the requirements of Rule 144, as the case may be, Patriot will promptly instruct its transfer agent to allow such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

(c) The shareholders of Patriot as of the date of this Agreement, as well as those receiving Patriot Common Stock pursuant to this Agreement, are intended third-party beneficiaries of this Section 4.07.

4.08           Transfer and Registration Rights of Everwin.
(a)           Mandatory Registration Rights. Upon receipt of written demand by Everwin on one occasion only, Patriot shall prepare, and, as soon as practicable but in no event later than 60 calendar days after the date of such notice, file with the SEC a Registration Statement or Registration Statements (as is necessary) on Form S-3 (or if such form is unavailable, such other form as is available for registration) covering the resale of all of the common stock underlying the Patriot Preferred Stock.  Patriot shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as practicable, but in no event later than 120 calendar days after the date notice is received.

(b)           Piggy Back Registration Rights.

(i)
If Patriot determines, including as required under any demand registration rights agreement, to register any of its common stock or securities convertible into or exchangeable for common stock under the Securities Act on a form which is suitable for an offering for cash or common stock of Patriot held by third parties and which is not a registration solely to implement an employee benefit plan, a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the SEC is applicable, Patriot will promptly give written notice to Everwin of its intention to effect such a registration.  Subject to subsection (ii) below, Patriot shall include all of the common stock that Everwin requests to be included in such a registration by a written notice delivered to Patriot within fifteen (15) days after the notice given by Patriot.

(ii)
If the registration, as described in subsection (i) above, involves an underwritten offering, Patriot will not be required to register common stock in excess of the amount that the principal underwriter reasonably and in good faith recommends may be included in such offering (a “Cutback”), which recommendation, and supporting reasoning, shall be delivered to Everwin.  If such a Cutback occurs, the number of shares of common stock that are entitled to included in the registration and underwriting shall be allocated in the following manner: (i) first, to Patriot for any securities it proposes to sell for its own account, (ii) second, to Everwin shares requiring such registration, and (iii) third, to other holders of stock of Patriot requesting inclusion in the registration, pro rata among the respective holders thereof on the basis of the number of shares for which each such requesting holder has requested registration.

(iii)	All costs and expenses of any such registration statement shall be paid by Patriot, other than sales commissions and the expenses of any separate legal counsel engaged by Everwin.

(iv)
The piggy-back registration rights granted to the Everwin  hereunder will continue unless and until counsel to Patriot shall render an opinion to Everwin that such registration is not required under the Securities Act of 1933, as amended, and the common stock may be sold by them free of restriction.

(v)	The Patriot Preferred Stock issued pursuant to this Agreement may not be transferred except in a transaction which is in compliance with the Act and applicable state laws and regulations.

4.09           Piggy-Back Registration Rights of Shepherd and Gee.
Shepherd and Todd Gee (the “Patriot Shareholders”) shall be entitled to the same piggyback registration rights with respect the shares of Patriot common stock owned by them at Closing, as adjusted to give effect to the exchange of shares described in Section 1.07 (the “Subject common stock”), that are provided to Everwin pursuant to Section 4.07 hereof and, in the event of any Cutback, an equal number of the shares of common stock of Everwin and the Patriot Shareholders shall be included in any registration statement with respect to which Everwin and the Patriot Shareholders have requested registration (unless all of the Subject common stock has been included, in which event a greater number of the common stock of Everwin may also be included). All costs and expenses of registration shall be paid by Patriot, other than sales commissions and the expenses of any separate legal counsel engaged by the Patriot Shareholders. The piggy-back registration rights granted to the Patriot Shareholders hereunder will continue unless and until counsel to Patriot shall render an opinion to the Patriot Shareholders that such registration is not required under the Securities Act of 1933, as amended, and the subject common stock may be sold by them free of restriction.

4.10           No Reverse Stock Splits.
Everwin, as the controlling shareholder of Patriot following Closing, agrees that it will not cause, permit or be a party to any reverse stock split by Patriot (or its successor) for a period of one year from the Closing Date.

4.11           Limitation on the Use of Form S-8.
Everwin, as the controlling shareholder of Patriot following Closing, agrees that for a period of one year from the Closing Date, it will not cause or permit Patriot (or its successor) to register more than 6,000,000 shares of common stock on Form S-8 (approximately 11% of Patriot’s total issued and outstanding shares following consummation of the transactions contemplated by this Agreement).

4.12	Opinion of PRC Counsel.
Everwin shall deliver at Closing an opinion of PRC counsel to the effect that the transactions contemplated by this Agreement do not violate any laws, rules or policies of the government of the People’s Republic of China.

4.13	Opinion of Counsel to Hong Kong Jin Yuan.
U.S. counsel to Hong Kong Jin Yuan shall deliver at Closing an opinion to the effect that the shares of Patriot common stock to be acquired by Bradley Shepherd and Todd Gee post closing shall be entitled to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, provided that the conditions of the Rule are met.

ARTICLE V
MISCELLANEOUS

5.01           Brokers.
No broker’s or finder’s fee will be paid in connection with the transaction contemplated by this Agreement, except for the payment of fees to George Raney, which is the responsibility of Everwin.

5.02           No Representation Regarding Tax Treatment.
No representation or warranty is being made by any party to any other party regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

5.03           Governing Law.
This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder. All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Each arbitrator shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an “expert” with respect to such subject matter.  The prevailing party shall be entitled to receive its reasonable attorney’s fees and all costs relating to the arbitration. Any award rendered by arbitration shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction.

5.04           Notices.
Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to Patriot or Shepherd, to:

Patriot Investment Corporation
Bradley Shepherd President
6269 Jamestown Court
Salt Lake City, Utah 84121

If to Everwin or the SenRun Shareholders, to:

Everwin Development Ltd.
3rd Floor, Goldlion Digital Network Center
138 Tiyu Road East, Tianhe
Guangzhou, PRC

If to Harbin SenRun, to:

Harbin SenRun Forestry Development Co., Ltd.
Room 2302, 23/F, 99 Hennessy Road
Wanchai, Hong Kong SAR of the People’s Republic of China

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, five days after the date so mailed, or one day after the date so sent by overnight delivery.

5.05           Attorney's Fees.
In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

5.06           Document; Knowledge.
Whenever, in any section of this Agreement, reference is made to information set forth in the documents provided by Patriot, Everwin or the SenRun Shareholders, such reference is to information specifically set forth in such documents and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

5.07           Entire Agreement.
This Agreement represents the entire agreement between the Parties relating to the subject matter hereof.  All previous agreements between the Parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

5.08           Severability.
If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and this Agreement shall be construed as if such invalid or unenforceable provision were not contained herein.

5.09           Survival, Termination.
The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

5.10           Counterparts.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. In addition, facsimile or electronic signatures shall have the same legally binding effect as original signatures.

5.11           Amendment or Waiver.
Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

5.12           Public Announcements. The Parties shall consult with one another in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, however, no prior consent shall be required if any such disclosure is required by law, in which case the disclosing party shall use its reasonable best efforts in good faith to provide the other party with prior notice of such public statement, filing or other communication and incorporate into such public statement, filing or other communication the reasonable comments of the other party.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

	Patriot:		Harbin SenRun:

	PATRIOT INVESTMENT CORPORATION		HARBIN SENRUN FOREST DEVELOPMENT CO., LTD.

By:	/s/ Bradley Shepherd	By:	/s/Chuman Zhang
Name:	Bradley Shepherd	Name:	Chunman Zhang
Title:	President	Title:	Chief Executive Officer

The SenRun Shareholders:

Everwin Development Limited

By:	/s/ Man Ha
Name:	Man Ha
Title:	Director

	JIN YUAN GLOBAL LIMITED		JIN YUAN GLOBAL LIMITED TRUST

By:	/s/ Man Ha	By:	/s/ Han, Degong
Name:	Man Ha	Name:	Han, Degong
Title:	Director	Title:	Trustee

Shepherd:

BRADLEY SHEPHERD

/s/ Bradley Shepherd
(In His Individual Capacity)

Exhibit A to Share Exchange Agreement

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
PATRIOT INVESTMENT CORPORATION

SETTING FORTH THE PREFERENCES, RIGHTS,
QUALIFICATIONS AND LIMITATIONS OF SUCH SERIES OF PREFERRED STOCK

Patriot Investment Corporation, a Nevada corporation (the "Company"), does hereby certify that:

Pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors of the Company on June 18, 2007 adopted the following resolution creating a series of preferred stock designated as Series A Voting Convertible Preferred Stock, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of the Articles of Incorporation, a series of the class of authorized preferred stock, par value $0.001 per share, of the Company is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1.
Designation and Rank. The series of Preferred Stock shall be designated the “Series A Convertible Preferred Stock” (“Series A Preferred”) and shall consist of 10,000,000 shares. The Series A Preferred and any other series of Preferred Stock authorized by the Board of Directors of the Company are hereinafter referred to as “Preferred Stock.” The Series A Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

2.
Dividend Rate and Rights. The holders of the Series A Preferred shall be entitled to receive dividends or other distributions only when, as, and if declared by the directors of the Corporation, and they shall not be entitled to receive dividends or other distributions with the holders of the Common Stock on an as converted basis. In particular, the Series A Preferred shall not be entitled to share or participate in the special cash distribution proposed to be paid by the Company to the holders of its common stock as of a record date between June 28, 2007 and July 15, 2007 in an amount not to exceed $0.01227 per share

3.	Conversion into Common Stock.

(a)
Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after July 31, 2007 (the “Conversion Date”) into 4.753 shares of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”).

(b)
Mechanics of Conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing the Series A Preferred to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate of certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of stock certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted.

(c)
Adjustments to Conversion Ratio. The number of shares of Common Stock into which each share of the Series A Preferred is convertible, and the number of votes to which the holder of a share of the Series A Preferred is entitled pursuant to Section 4, shall be subject to adjustment from time to time as follows:

(1)           Dividends and Distributions. In case the Company shall at any time or from time to time declare a non-cash dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a larger number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case:

(i)
the number of shares of Common Stock into which each share of Series A Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series A Preferred would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefore, whichever is earlier;

(ii)
the number of votes to which a holder of a share of Series A Preferred is entitled pursuant to Section 5 shall be adjusted so that, after the happening of any of the events described above, such holder shall be entitled to a number of votes equal to (I) the number of votes to which such holder was entitled pursuant to Section 5 immediately prior to such happening multiplied by (II) a fraction, the numerator of which is the number of shares of Common Stock into which one share of Series A Preferred was convertible immediately after such happening and the denominator of which is the number of shares of Common Stock into which one share of Series A Preferred was convertible immediately prior to such happening; and

(iii)
an adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution, (1) immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, for purposes of subclause (A), and (2) immediately after the close of business on the date of payment of such dividend or distribution, for purposes of subclause (B), or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective, for purposes of both subclause (A) and subclause (B).

(2)
Merger or Reorganization.  In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization of the Common Stock and excluding any transaction to which clause (i) or (ii) of this paragraph (a) applies) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities. cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which a share of Series A Preferred is convertible immediately prior to the consummation of such transaction.

(d)
No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, amendment of this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

(e)
Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series A preferred pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth the adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio for the Series A Preferred at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred.

(f)
Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than the special cash distribution referred to in Section 2 hereof or a cash dividend which is the same as the cash dividends paid in the previous quarter) or other distribution, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(g)
Common Stock Reserved. Commencing on the Conversion Date, the Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred. If, on the Conversion Date, the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of the Series A Preferred, the Company shall use commercially reasonable efforts to increase the number of authorized shares of the Company’s Common Stock as necessary to permit the conversion of all then outstanding shares of Series A Preferred Stock and shall diligently pursue the completion of such process.

(h)
Waiver of Adjustment. Notwithstanding anything to the contrary set forth herein, the operation of, and any adjustment in the number of shares of Common Stock issuable upon conversion of the Series A Preferred pursuant to this Section 3, may be waived with respect to any specific share or shares of Series A Preferred, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the registered holder of such share or shares of Series A Preferred. Any such waiver shall bind all future holders of such share or shares of Series A Preferred for which such rights have been waived.

4.           Voting Rights. In addition to any voting rights provided by law each outstanding share of Series A Preferred shall be entitled to 4.753 votes per share. The shares of Series A Preferred and the shares of Common Stock shall vote together as one class on all matters submitted to a vote of common stockholders of the Company.

5.           Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in case of the Preferred Stock, on an “as converted basis” into Common Stock) and the Preferred Stock shall not be entitled to any preference upon liquidation.

6.           Reissuance. No Share or shares of Series A Preferred acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series A Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

IN WITNESS WHEREOF, Patriot Investment Corporation, through its designated officer has caused this Certificate to be duly executed in its corporate name as of June 18, 2007.

Patriot Investment Corporation
A Nevada Corporation

By:	/s/ Bradley Shepherd
Bradley Shepherd, President